Exhibit 4.7
STOCKHOLDERS AGREEMENT
     STOCKHOLDERS AGREEMENT made this 19th day of July, 2006 by and among (i) Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), (ii) certain holders of Common Stock or options or warrants to acquire Common Stock whose names are set forth under the heading “Holders” on Schedule I hereto and each person who shall, after the date hereof, acquire shares of Common Stock and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule II hereto (the persons described in this clause (ii) such persons being referred to collectively as the “Holders” and singularly as a “Holder”); (iii) those persons whose names are set forth under the heading “Investors” on Schedule I hereto (the persons described in this clause (iii) being referred to collectively as the “Investors”) and (iv) those persons whose names are set forth under the heading “Section 5 Holders” on Schedule I hereto (who shall be subject only to Section 5 of this Agreement and are referred to collectively herein as the “Section 5 Holders.”)
WITNESSETH:
     WHEREAS, the Holders currently own collectively six hundred fifty-one thousand, five hundred fifty-five (651,555) shares of the Common Stock, no par value per share (the “Common Stock”), of the Company, options to purchase an aggregate of one million two hundred eighty-nine thousand five hundred (1,289,500) shares of Common Stock and/or warrants to purchase an aggregate of fifty thousand eight hundred fifty (50,850) shares of Common Stock; and
     WHEREAS, the Investors are acquiring simultaneously herewith an aggregate of up to 4,378,284 shares of the Company’s Series A Convertible Preferred Stock, no par value (the “Preference Stock”), pursuant to a certain Series A Convertible Preferred Stock Purchase Agreement dated as of the date hereof, by and among the Investors and the Company (the “Purchase Agreement”).
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Holders and the Investors agree as follows:
     1. Prohibited Transfers. The Holders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Shares (as hereinafter defined) owned by them except in compliance with the terms of this Agreement. For purposes of this Agreement, the term “Shares” shall mean and include all (i) shares of Common Stock and Preferred Stock of the Company owned by the Holders, whether now outstanding or hereafter issued in any context, (ii) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (iii) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Holder or its successors or permitted transferees or assigns. The Company shall not transfer on its books any shares of its capital stock which are subject to this Agreement unless the provisions hereof

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have been complied with in full. Any purported transfer by a Holder of capital stock of the Company without full compliance with the provisions of this Agreement shall be null and void.
     2. Right of First Refusal on Dispositions by the Holders. If at any time any of the Holders wishes to sell, assign, transfer or otherwise dispose of any or all Shares owned by him pursuant to the terms of a bona fide offer received from a third party, he shall submit a written offer to sell such Shares to the Company and the Investors on terms and conditions, including price, not less favorable to the Company and the Investors than those on which he proposes to sell such Shares to such third party (the “Offer”). The Offer shall disclose the identity of the proposed purchaser or transferee, the Shares proposed to be sold or transferred, the agreed terms of the sale or transfer, including price, and any other material facts relating to the sale or transfer. Within fifteen (15) days after receipt of the Offer, the Company shall give notice to the Holder of its intent to purchase all or any portion of the offered Shares on the same terms and conditions as set forth in the Offer. If, for any reason whatever, the Company shall not exercise its right to purchase all of the offered Shares as provided herein, then each of the Investors shall have the right to purchase, on the same terms and conditions set forth in the Offer, that portion of the offered Shares which the Company shall not have agreed to purchase from the Holder (all such remaining shares being referred to as the “Remaining Offered Shares”) to be determined in the manner set forth herein. Each Investor shall have the right to purchase that number of the Remaining Offered Shares as shall be equal to the aggregate Remaining Offered Shares multiplied by a fraction, the numerator of which is the number of shares of Stock (as defined in Section 7 below) of the Company then owned by such Investor (including any shares of Stock deemed to be beneficially owned by such Investor pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Rule 13d-3”)) and the denominator of which is the aggregate number of shares of said Stock then issued and outstanding and held by (and deemed to be beneficially owned pursuant to Rule 13d-3 by) all the Investors. The amount of Shares each Investor or Qualified Transferee, as that term is defined below, is entitled to purchase under this Section 2 shall be referred to as such Investor’s “Pro Rata Fraction.” Each Investor shall have the right to transfer his right to any Pro Rata Fraction or part thereof to any Qualified Transferee. In the event an Investor does not wish to purchase or to transfer his right to purchase his Pro Rata Fraction, then any Investors who so elect shall have the right to purchase, on a pro rata basis with any other Investors who so elect, any Pro Rata Fraction not purchased by an Investor or Qualified Transferee. Each Investor shall act upon the Offer as soon as practicable after receipt from the Company of notice that it has not elected to purchase all of the offered Shares, and in all events within fifteen (15) days after receipt thereof. Each Investor shall have the right to accept the Offer as to all or part of the Remaining Offered Shares offered thereby. In the event that an Investor shall elect to purchase all or part of the Remaining Offered Shares covered by the Offer, said Investor shall individually communicate in writing such election to purchase to whichever of the Holders has made the Offer, which communication shall be delivered by hand or mailed to such Holder at the address set forth in Section 9 below and shall, when taken in conjunction with the Offer be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered thereby.
     In the event that the Company and the Investors, taken together, do not purchase all of the Shares offered by a Holder pursuant to and within forty-five (45) days after the Offer, each such agreement to purchase the Shares shall be deemed null and void, and such Shares may be sold by such Holder at any time within 90 days after the expiration of the Offer, but subject to the

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provisions of Section 3 below. Any such sale shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than those specified in the Offer. Any Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this Section.
     For purposes of this Section 2, a “Qualified Transferee” of an Investor shall mean any person (i) who is an Investor, (ii) who is an “affiliated person” of an Investor, as that term is defined in the Investment Company Act of 1940, (iii) who is a partner of an Investor, or (iv) who acquires at least 100,000 shares of Preference Stock (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events).
     3. Right of Participation in Sales by Holders. If at any time any Holder wishes to sell, or otherwise dispose of any Shares owned by him to any person (the “Purchaser”) in a transaction which is subject to the provisions of Section 2 hereof and subject to the exercise of rights under such Section 2, each Investor shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from said Investor at the same price per Share and on the same terms and conditions as involved in such sale or disposition by the Holder (provided that if an Investor wishes to sell Preference Stock, the price set forth in the Offer shall be appropriately adjusted based on the conversion ratio of the Preference Stock into Common Stock) the same percentage of shares of Stock owned (and deemed to be beneficially owned under Rule 13d-3) by such Investor as such sale or disposition represents with respect to said shares of Stock then owned by whichever of the Holders is selling. Each Investor wishing so to participate in any such sale or disposition shall notify the selling Holder of such intention as soon as practicable after receipt of the Offer made pursuant to Section 2, and in all events within fifteen (15) days after receipt thereof. In the event that an Investor shall elect to participate in such sale or disposition, said Investor shall individually communicate such election to the selling Holder, which communication shall be delivered by hand or mailed to such Holder at the address set forth in Section 9 below. The Holder and/or each participating Investor shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Stock proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Purchaser than those originally offered; provided, however, that any purchase of less than all of such Stock by the Purchaser shall be made from the Holder and/or each participating Investor based upon a fraction, the numerator of which is the number of shares of Stock of the Company then owned by the Holder or such participating Investor (including any shares of Stock deemed to be owned under Rule 13d-3) and the denominator of which is the aggregate number of shares of Stock held by (and deemed to be held pursuant to Rule 13d-3) the Holder and all of the participating Investors. The selling Holder or Investor shall use his or its best efforts to obtain the agreement of the Purchaser to the participation of the participating Investors in the contemplated sale, and shall not sell any Stock to such Purchaser if such Purchaser declines to permit the participating Investors to participate pursuant to the terms of this Section 3. The provisions of this Section 3 shall not apply to the sale of any Shares by a Holder to an Investor pursuant to an Offer under Section 2.
     4. No Sales in Excess of 10% of a Holder’s Shares. Notwithstanding anything in Sections 1, 2 or 3 to the contrary, no Holder shall be permitted to sell in excess of 10% of his holdings in one or a series of transactions without the consent in writing from the holder or holders of a majority in interest of the Preference Stock, such majority to include Easton Hunt

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Capital Partners, L.P. (“EHCP”) and Easton Capital Partners, LP (“ECP” and together with EHCP, “Easton”) and Maverick Fund LDC, Maverick Fund USA, Ltd., and Maverick Fund II, Ltd. (collectively, “Maverick”).
     5. Drag-Along Rights.
     (a) At any time prior to a Qualified Public Offering, in the event that (i) stockholders representing at least fifty percent (50%) of the voting power of the then outstanding shares (excluding those of the Holders and the Section 5 Holders), vote to approve any Sale Transaction (as defined below), or (ii) if after the fourth anniversary of the date hereof, the Investors holding a majority of the Preference Stock, such majority to include Easton and Maverick, request that the Holders and the Section 5 Holders vote to approve any Sales Transaction, then at the request of Easton and Maverick, each Holder and Section 5 Holder (collectively the “Drag-Along Stockholders”) will be required to (1) vote such Drag-Along Stockholders’ shares of capital stock in favor thereof, and otherwise consent to and raise no objection to such transaction, and waive any dissenters’ rights, appraisal rights or similar rights that such Drag-Along Stockholder may have in connection therewith, and (2) sell such Drag-Along Stockholder’s shares, and take all necessary and desirable actions as directed by the Board of Directors of the Company and the Investors representing at least two-thirds of the voting power of the then outstanding shares of the Investors, in connection with the consummation of such Sale Transaction, including, to the extent applicable, granting consents to such Sale Transaction under other agreements between the Company and such Drag-Along Stockholders or voting the Stock of such Drag-Along Stockholders in favor of such Sale Transaction in votes (whether at a meeting of stockholders or by written consent) provided for under the Company’s charter documents, executing a purchase agreement and selling, exchanging or otherwise transferring all of the shares of the Company’s capital stock (or warrants or other rights to subscribe for or purchase capital stock) held by such Drag-Along Stockholders; provided, however that no Drag-Along Stockholder shall be required hereunder to indemnify or otherwise accept liability to any person for damages in excess of amounts actually received by such Drag-Along Stockholder in connection with any Sale Transaction.
     (b) If a Drag-Along Stockholder fails or refuses to vote or sell, as the case may be, his, her or its shares of capital stock of the Company as required by the terms of this Section 5, the Chief Executive Officer or President of the Company shall be deemed to be (i) granted by such Drag-Along Stockholder an irrevocable proxy, coupled with an interest, to vote such Drag-Along Stockholder’s shares of capital stock in accordance with this Section 5(a), or (ii) appointed attorney-in-fact to sell (including the power to sign and deliver appropriate documentation) such Drag-Along Stockholder’s shares, all in accordance with this Section 5.
     (c) For the purposes of this Section 5, “Sale Transaction” shall mean the consolidation or merger of the Company into or with any other entity (other than with or into a wholly-owned domestic subsidiary of the Company) where the stockholders of the Company immediately prior to such transaction shall own less than 50% of the outstanding voting capital stock of the surviving entity immediately following the closing of such transaction (provided that in calculating the percentage ownership of the surviving entity, immediately following the closing of such transaction, held by the stockholders of the Company, any shares of capital stock of any other constituent entity owned by the stockholders of the Company prior to the transaction

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shall be excluded), or the sale, lease or other disposition by the Company or the Company’s stockholders of all or substantially all of its assets or exclusive license of all or substantially all the Company’s material intellectual property, in a single transaction or a series of related transactions, or the sale, exchange or transfer by the Company or the Company’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Company, and/or any other similar sale or reorganization transaction.
     6. Permitted Transfers.
          (i) Anything herein to the contrary notwithstanding, the provisions of Sections 1, 2 and 3 shall not apply to: (a) any transfer of Shares by a Holder by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the benefit of such members; (b) any transfer of Shares by a Holder to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Holder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement; (c) any sale of Common Stock in a public offering pursuant to a registration statement filed by the Company with the Securities and Exchange Commission; and (d) any repurchase of shares of Common Stock from officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including termination of employment.
          (ii) In the event of any such transfer, other than pursuant to subsection (i)(c) of this Section 6, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such transfer, each such transferee shall execute and deliver an instrument of accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement.
     7. Election of Directors.
     Each of the parties hereto agrees to vote all of the Stock (as hereinafter defined) of the Company now owned or hereafter acquired by such party (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and the Company agrees to take all actions (including, but not limited to the nomination of specified persons) to cause and maintain the election to the Board of Directors of the Company, to the extent permitted pursuant to the Company’s certificate of incorporation, the following:
          (i) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Company, who shall be designated by the Company and who initially shall be Gary Petrucci and Roger Howe;
          (ii) the then current Chief Executive Officer of the Company;
          (iii) so long as at least 20% of the Preference Stock remains outstanding, the holders of the Preference Stock, voting as a separate class, shall be entitled to elect two (2)

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directors of the Company, and if less than 20% but at least 10% of the Preference Stock remains outstanding, the holders of the Preference Stock, voting as a separate class, shall be entitled to elect one (1) director of the Company;
          (iv) three (3) outside board members with relevant industry experience and not otherwise affiliated persons (as defined in Section 2) of the Company or of any Investor, who shall initially be Glen Nelson, Geoffrey Hartzler and Larry Lehmkuhl, and provided that any successor to any of these directors shall be mutually acceptable to the Company and to the directors elected pursuant to (iii) above, and .
     Each of the parties further covenants and agrees to vote, to the extent possible, all shares of Stock of the Company now owned or hereafter acquired by such party so that the Company’s Board of Directors shall consist of no more than eight (8) members.
     So long as Easton holds at least 20% of the Preference Stock that it originally purchased, Easton shall be entitled to designate one of the directors elected pursuant to (iii) above, who shall initially be John Friedman (the “Easton Director”). So long as Maverick holds at least 20% of the Preference Stock that Maverick originally purchased, Maverick shall be entitled to designate one of the directors elected pursuant to (iii) above, who shall initially be Christy Wyskiel. In the event that either Easton or Maverick loses its right to designate a director by falling below the 20% threshold stated in the preceding sentences of this paragraph, the director or directors to be elected to fill the resulting vacancy or vacancies shall be determined by majority vote of the holders of the Preference Stock.
     In the absence of any designation from the persons or groups so designating directors as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.
     No party hereto shall vote to remove any member of the Board of Directors designated in accordance with the aforesaid procedure unless the persons or groups so designating directors as specified above so vote, and, if such persons or groups so vote then the non-designating party or parties shall likewise so vote.
     Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 7 shall be filled by another person designated in a manner so as to preserve the constituency of the Board as provided above.
     8. Board Observer Rights. The Company shall invite Mitsui & Co. Venture Partners II, L.P. (“Mitsui”) to send its representative to attend in a nonvoting observer capacity all meetings of the Company’s Board of Directors and committees thereof and, in this respect, shall give Mitsui copies of all notices, minutes, consents and other material that it provides to its Directors and committee members; provided, however, that the Company reserves the right to exclude Mitsui’s representative from access to any material or meeting or portion thereof if the Company believes in good faith based on advice of counsel that such exclusion is necessary to preserve the attorney-client privilege or to comply with the board’s fiduciary duties.
     9. Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall terminate upon the earlier of (i) the completion of a fully underwritten, firm

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commitment public offering pursuant to an effective registration under the Securities Act covering the offering or sale by the Company of its Common Stock in which (x) the net proceeds received by the Company shall be at least $40 million, and (y) the price paid by the public for such shares shall be at least three (3) times the original purchase price per share paid to the Company for the Preference Stock pursuant to the Purchase Agreement (appropriately adjusted to reflect any subdivision or combination of the Common Stock) (a “Qualified Public Offering) and (ii) such time as less than 20% of the Preference Stock remains outstanding, provided that in the event of termination pursuant to this clause (ii) each Investor holding Preference Stock shall continue to have the right of participation set forth in Section 3 hereof with respect to any proposed sale or disposition by a Holder of more than 25% of that Holder’s Shares and each of the parties hereto shall continue to comply with Section 7 to elect one person to represent the Investors until less than 10% of the Preference Stock remains outstanding.
     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first class, registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid, if to each Holder at his respective address set forth on Schedule I hereto or on the Instrument of Accession pursuant to which he became a party to this Agreement, and if to the Investors, at their respective addresses set forth on Schedule I hereto or to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed by this Section 10.
     11. Lock-up Agreement. Each of the Holders and the Investors hereby agrees in connection with a Qualified Public Offering, upon the request of the principal underwriter managing the initial public offering of the Company, not to sell publicly any Shares held immediately prior to the effectiveness of the registration statement for such initial public offering without the prior written consent of such underwriter for a period of time (not to exceed one hundred eighty (180) days) from the consummation of such Qualified Public Offering as the underwriter may specify, in all events subject to all relevant provisions of that certain Investor Rights Agreement dated as of the date hereof.
     12. Failure to Deliver Shares. If a Holder becomes obligated to sell any Shares owned by, or held for the benefit of, such Holder to an Investor or a Qualified Transferee under this Agreement and fails to deliver such shares in accordance with the terms of this Agreement, such Investor may, at its option, in addition to all other remedies it may have, send to the Company for the benefit of such Holder the purchase price for such Shares as is herein specified. Thereupon, the Company upon written notice to said Holder, (a) shall cancel on its books the certificate(s) representing the Shares to be sold and (b) shall issue, in lieu thereof, in the name of such Investor, a new certificate(s) representing such Shares, and thereupon all of said Holder’s rights in and to such shares shall terminate. The Company may exercise a similar remedy in enforcing its rights under Section 2. If a Holder transfers any shares to a Purchaser in violation of this Agreement, the Company may, at the election of a majority of the disinterested members of the Board of Directors, cancel on the books of the Company any shares of capital stock then held by such Holder, and any such breaching Holder agrees to purchase from the Purchasers and any transferee a number of shares of capital stock equal to the amount so transferred in violation of this Agreement.

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     13. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.
     14. Legend. The certificates representing the Shares shall bear on their face a legend indicating the existence of the restrictions imposed hereby.
     15. Entire Agreement. This Agreement and the Purchase Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter.
     16. Waivers and Further Agreements. Any of the provisions of this Agreement may be waived by an instrument in writing executed and delivered by Investors holding at least two-thirds in interest of the Common Stock (including shares of Common Stock into which any shares of Preference Stock are convertible) then held or deemed to be held by all Investors. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. Notwithstanding the foregoing, no waiver approved in accordance herewith shall be effective if and to the extent that such waiver grants to any one or more Investors any rights more favorable than any rights granted to all other Investors or otherwise treats any one or more Investors differently than all other Investors and in no event shall the provisions of Section 8 be waived without the prior written consent of Mitsui.
     17. Amendments. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by (i) the Company, (ii) Investors holding at least a majority in interest of the shares of Common Stock issued or issuable to the Investors (including shares of Common Stock into which any shares of Preference Stock are convertible), such majority to include Easton and Maverick, and (iii) Holders holding a majority of the Shares subject to this Agreement. Notwithstanding the foregoing, no amendment approved in accordance with clause (i) above shall be effective if and to the extent that such amendment creates any additional affirmative obligations to be complied with by any or all of the Investors and in no event shall Section 8 be amended without the prior written consent of Mitsui.
     18. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.
     19. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this

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Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     21. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     22. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the General Corporation Law of the State of New York as to matters within the scope thereof, and as to all other matters shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without regard to its principles of conflicts of laws.
     23. Additional Parties. Any purchaser of Preference Stock pursuant to the Purchase Agreement shall become a party to this Agreement by executing and delivering to the Company a counterpart to this Agreement. Upon such execution and delivery, such purchaser shall be deemed to be an “Investor” hereunder with all of the rights and obligations thereof.
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Stockholders Agreement – Page 10
     IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as a sealed instrument as of the day and year first above written.

COMPANY CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Michael J. Kallok
	Name:	Michael J. Kallok
	Title:	Chief Executive Officer and President

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     IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as a sealed instrument as of the day and year first above written.

INVESTORS

EASTON HUNT CAPITAL PARTNERS, L.P.

By:	EHC GP, L.P. its General Partner
By:	EHC GP, Inc., its General Partner

By:	/s/ Charles B. Hughes

Name: Charles B. Hughes
Title: VP

EASTON CAPITAL PARTNERS, LP

By:	ECP GP, LLC
By:	ECP GP, Inc., its Manager

By:	/s/ Charles B. Hughes

Name: Charles B. Hughes
Title: VP

Stockholders Agreement – Page 12
     IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as a sealed instrument as of the day and year first above written.

INVESTORS

MAVERICK FUND, L.D.C.

By:	Maverick Capital, Ltd.
Its Investment Advisor

By:	/s/ John T. McCafferty

Name: John T. McCafferty
Title: Limited Partner & General Counsel

MAVERICK FUND USA, LTD.

By:	Maverick Capital, Ltd.
Its Investment Advisor

By:	/s/ John T. McCafferty

Name: John T. McCafferty
Title: Limited Partner & General Counsel

MAVERICK FUND II, LTD.

By:	Maverick Capital, Ltd.
Its Investment Advisor

By:	/s/ John T. McCafferty

Name: John T. McCafferty
Title: Limited Partner & General Counsel

Stockholders Agreement – Page 13
     IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as a sealed instrument as of the day and year first above written.

INVESTORS

MITSUI & CO. VENTURE PARTNERS II, L.P.

By:	Mitsui & Co. Venture Partners, Inc.
Its General Partner

By:	/s/ Koichi Ando

Name: Koichi Ando
Title: President & CEO

Stockholders Agreement – Page 14
     IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as a sealed instrument as of the day and year first above written.

HOLDERS

	APPLECREST PARTNERS LTD PARTNERSHIP		LEHMKUHL FAMILY LIMITED PARTNERSHIP

By:	/s/ Gary M. Petrucci	By:	/s/ Larry A. Lehmkuhl

	Name: Gary M. Petrucci		Name: Larry A. Lehmkuhl
	Title: General Partner		Title: General Partner

	/s/ James E. Flaherty		/s/ Larry A. Lehmkuhl

	James E. Flaherty		Larry A. Lehmkuhl

	/s/ Judith L. Flaherty		/s/ Gary M. Petrucci

	Judith L. Flaherty		Gary M. Petrucci

	GDN HOLDINGS, LLC	SONORA WEB LIMITED LIABILITY PARTNERSHIP

By:	/s/ John Flottmeier	By:	/s/ Roger J. Howe

	Name: John Flottmeier		Name: Roger J. Howe
	Title: Attorney-in-fact for Glen D. Nelson, Governor and Chief Managing Member		Title: CEO

/s/ Roger J. Howe

Roger J. Howe, Ph. D.

	/s/ Geoffrey O. Hartzler		/s/ Robert J. Thatcher

	Geoffrey O. Hartzler, individually and as Trustee,		Robert J. Thatcher
Geoffrey O. Hartzler Rev. Trust dtd 1/8/97, as amended

	/s/ Michael J. Kallok		/s/ Cindy M. Setum

	Michael J. Kallok		Cindy M. Setum, Ph.D.

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     IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as a sealed instrument as of the day and year first above written.

SECTION 5 HOLDERS
By:	/s/ Michael J. Kallok
	Name:	Michael J. Kallok, Ph.D.
	Title:	Attorney-in-fact for Section 5 Holders set forth on Schedule I

SCHEDULE I
CARDIOVASCULAR SYSTEMS, INC.
SCHEDULE OF HOLDERS AND INVESTORS

	No. of
	Shares of	No. of	No. of Shares
	Common	Option/Warrant	of Series A	No. of Series A
Names and Addresses	Stock	Common Shares	Preferred Stock	Warrant Shares
HOLDERS

Applecrest Partners LTD Partnership Attn. Gary Petrucci, General Partner 2975 County Road 24 Long Lake, MN 55419	50,000	0	0	0

James E. Flaherty & Judith L. Flaherty JTWROS 3658 Robinwood Terrace Minnetonka, MN 55305	5,000	105,000	0	0

GDN Holdings, LLC Attn: Glen D. Nelson 301 Carlson Parkway, Suite 315 Minnetonka, MN 55305	49,167	2,000	131,349	18,652

Geoffrey O. Hartzler, TTEE Geoffrey O. Hartzler Rev Trust dtd 1/8/97, as amended 2600 Verona Road Mission Hills, KS 66208	177,063	3,600	0	0

Geoffrey O. Hartzler 2600 Verona Road Mission Hills, KS 66208	0	119,000	0	0

Michael J. Kallok(1) 2910 13th Terrace NW St. Paul, MN 55112	5,000	405,500	0	0

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	No. of
	Shares of	No. of	No. of Shares
	Common	Option/Warrant	of Series A	No. of Series A
Names and Addresses	Stock	Common Shares	Preferred Stock	Warrant Shares
Lehmkuhl Family Limited Partnership 134 Dellwood Avenue Dellwood, MN 55110	58,000	0	0	0

Larry A. Lehmkuhl 134 Dellwood Avenue Dellwood, MN 55110	0	95,000	0	0

Gary M. Petrucci(2) c/o Piper Jaffray & Co. 800 Nicollet Mall, Ste. 800 Minneapolis, MN 55440-7020	265,825	311,250	36,124	5,130

Sonora Web Limited Liability Partnership Attn. Roger J. Howe, Ph.D. 5375 Mira Sorrento Place, Ste. 100 San Diego, CA 92121	41,500	13,000	0	0

Roger J. Howe, Ph.D. 5375 Mira Sorrento Place, Ste. 100 San Diego, CA 92121	0	135,000	0	0

Robert J. Thatcher 2106 Arnold Palmer Drive Blaine, MN 55449	0	100,000	0	0

Cindy M. Setum, Ph.D. 17410 29th Ave. N. Plymouth, MN 55447	0	75,000	0	0

Totals Held by Holders	651,555	1,364,350	167,473	23,782

(1)	Includes 5,000 shares of Common Stock and a warrant to purchase 500 shares held by Charles Schwab & Co., Inc. Cust. FBO Michael J. Kallok IRA.

(2)	Includes 39,080 shares of Common Stock and warrants to purchase 11,250 shares held by USB Piper Jaffray Cust. FBO Gary M. Petrucci IRA; Series A Stock and Series A warrants also held by USB Piper Jaffray Cust. FBO Gary M. Petrucci IRA.

Stockholders Agreement – Page 18

	No. of
	Shares of	No. of	No. of Shares
	Common	Option/Warrant	of Series A	No. of Series A
Names and Addresses	Stock	Common Shares	Preferred Stock	Warrant Shares
SECTION 5 HOLDERS

Jeffrey Reiss 2965 Spindletop Drive Cumming, GA 30041	5,000	0	7,226	1,026

Robert J. Foster 3308 Belden Drive St. Anthony, MN 55418	2,500	0	17,890	2,540

Michael J. Murry Investments, LLC 7575 Golden Valley Road, Suite 119 Golden Valley, MN 55427	0	0	15,443	2,193

Loyal M. Peterman, Jr. 8565 Dunsinane Dr. Dublin, OH 43017	25,000	0	20,564	2,920

Dave B. Radovich 27612 Schoolhouse Rd. Golden, CO 80403	5,000	500	7,203	1,023

Daryl L. Peterman 251 Daniel Burnham Sq., #605 Columbus, OH 43215	0	0	1,027	146

Michael J. Antonello 3013 13th Terrace New Brighton, MN 55112	99,883	17,450	35,937	5,103

David Brink 937 Via Los Padres Santa Barbara, CA 93111	40,000	0	10,260	1,457

Leah Kaplan-Samuels and Leonard Samuels JTWROS 1011 Centennial Road Penn Valley, PA 19072	0	0	35,805	5,084

Thomas Kelleher 18885 Brookwood Road Prior Lake, MN 55372	0	0	20,444	2,903

Pierson M. Grieve 80 S. 8th Street, Suite 4900 Minneapolis, MN 55402	0	0	8,949	1,271

Jay M. Ovsak 720 N. 5th St., Box 290 Breckenridge, MN 56520	0	0	4,478	636

Stockholders Agreement – Page 19

	No. of
	Shares of	No. of	No. of Shares
	Common	Option/Warrant	of Series A	No. of Series A
Names and Addresses	Stock	Common Shares	Preferred Stock	Warrant Shares
Gerald E. Bowers 4852 Irving Ave. S. Minneapolis, MN 55419	84,500	1,800	8,947	1,270

Michael D. Aafedt 14 Forestdale Road Minneapolis, MN 55410	27,500	0	4,473	635

Paul W. Schaffer 10408 Zion Ave. S. Bloomington, MN 55437	0	0	10,216	1,451

Larry Brandt and Judy Brandt JTWROS 15231 Edgewater Circle Prior Lake, MN 55372	12,500	0	8,943	1,270

James R. Gray 5429 Highwood Dr. W. Minneapolis, MN 55436-1224	58,500	0	3,064	435

Patrick J. Toutant 3842 Cottonwood Drive Eau Claire, WI 54701	0	0	15,320	2,175

CSI Investment, LLC Attn: Daniel J. Egan, Chief Manager 6225 Sheridan Ave. S. Richfield, MN 55423	0	0	16,402	2,329

Morgan Schleif 8173 Xene Lane Osseo, MN 55311	0	0	3,569	507

Robert K. McCrea, Jr. 19000 24th Ave. N. Plymouth, MN 55447	0	0	5,351	760

Michael Adrian 37843 County Road 9 Mountain Lake, MN 56159	50,000	5,000	8,943	1,270

Michael Barish 2401 East Second Ave., #400 Denver, CO 80206	0	0	44,474	6,315

H. Leigh Severance 14282 E. Caley Ave. Aurora, CO 80016	0	0	22,208	3,154

Stockholders Agreement – Page 20

	No. of
	Shares of	No. of	No. of Shares
	Common	Option/Warrant	of Series A	No. of Series A
Names and Addresses	Stock	Common Shares	Preferred Stock	Warrant Shares
H. Leigh Severance, Trustee, H. L. Severance, Inc. Profit Sharing Plan and Trust 14282 E. Caley Ave. Aurora, CO 80016	0	0	13,325	1,892

H. Leigh Severance, Trustee, H. L. Severance, Inc. Pension Plan and Trust 14282 E. Caley Ave. Aurora, CO 80016	0	0	8,883	1,261

TMP, LLP 1830 Timber Ridge Dr. Burnsville, MN 55306	106,550	7,000	53,217	7,557

Andrew J. Iseman and Shelly D. Iseman JTWROS 780 Harbour Isles Place North Palm Beach, FL 33410	0	0	17,657	2,507

Steven J. Healy One Catbird Circle North Oaks, MN 55127	0	0	8,815	1,252

David W. Smith Investments, LLC 3 Badwall Lane North Oaks, MN 55127	0	0	5,281	750

Christopher J. Wagner 6630 Jackson Ave. Lonsdale, MN 55046	0	0	4,387	623

Randall L. Johnson 4111 Heatherton Pl. Minnetonka, MN 55345	152,464	0	0	0

Kyle B. Berger 12150 County Rd. 30 Waconia, MN 55387	100,000	0	0	0

T. Trent Gegax 105 E. 15th St., #64 New York, NY 10003-2135	3,500	0	0	0

Gegax Investments, LLC Gegax Management Systems P.O. Box 16323 Minneapolis, MN 55416	3,640	0	0	0

Totals Held by Section 5 Holders	776,537	31,750	448,701	63,715

Stockholders Agreement – Page 21

	No. of
	Shares of	No. of	No. of Shares
	Common	Option/Warrant	of Series A	No. of Series A
Names and Addresses	Stock	Common Shares	Preferred Stock	Warrant Shares
INVESTORS

Easton Hunt Capital Partners, L.P. 767 Third Avenue, 7th Floor New York, NY 10017	0	0	612,960	87,040

Easton Capital Partners, L.P. 767 Third Avenue, 7th Floor New York, NY 10017	0	0	612,960	87,040

Maverick Fund, L.D.C. 300 Crescent Court, Suite 1700 Dallas, TX 75201	0	0	770,212	109,370

Maverick Fund USA, Ltd. 300 Crescent Court, Suite 1700 Dallas, TX 75201	0	0	310,952	44,155

Maverick Fund II, Ltd. 300 Crescent Court, Suite 1700 Dallas, TX 75201	0	0	670,149	95,161

Mitsui & Co. Venture Partners 200 Park Avenue New York, NY 10166	0	0	675,268	95,888

Total Held by Investors	0	0	3,652,501	518,654